Exhibit 99.1


            National Dentex Corporation Announces Sales and Earnings
                           for the Third Quarter 2005

    WAYLAND, Mass.--(BUSINESS WIRE)--Oct. 28, 2005--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced sales and earnings for the third quarter ended September 30, 2005. Sales for the quarter totaled $33,343,000 compared with $27,395,000 a year earlier, an increase of 21.7%. Net income for the quarter was $1,379,000 or $.25 per share on a diluted basis, an increase of 47.5% versus $935,000 or $.17 per share on a diluted basis in 2004.
    For the nine months ended September 30, 2005, sales were $101,504,000 compared to $84,154,000 for the same period in 2004, an increase of 20.6%. Net income increased 26.6%, to $5,745,000 or $1.03 per diluted share from $4,538,000 or $.83 per share on a diluted basis in 2004.
    David Brown, President and CEO stated: "Operationally, I am pleased to report that we experienced significant margin improvements in the third quarter with respect to gross profit and operating income. Our price adjustments earlier in the year and our focus on improving internal efficiencies through technical training and management development programs helped us achieve these positive results. Together with the promising performance from our recent acquisitions, these operational efforts have helped to offset the cost pressures we continue to incur in an extremely challenging economic environment, which have been aggravated by increases in our costs for providing employee benefits and complying with new and more comprehensive securities and accounting regulatory requirements. We plan on continuing to focus on improving our internal efficiencies and containing our costs of doing business. We believe that this focus on cost containment will allow us to better leverage future sales growth to more profitably operate our growing network of laboratories."

    About National Dentex

    National Dentex Corporation serves an active customer base of over 22,000 dentists through 45 dental laboratories located in 30 states. National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns and fixed bridges, and other dental specialties.

    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding our future financial performance, acquisition activity, marketplace competitiveness, opportunities, and expected courses of action, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating and financial results include the timing, duration and effects of adverse changes in overall economic conditions and other developments that directly or indirectly affect consumer decisions as to whether and when to have dental procedures performed; National Dentex's ability to acquire new laboratories and its capacity to integrate and successfully operate previously acquired laboratories; governmental regulation of health care; trends in the dental industry towards managed care; increases in labor, benefits and material costs; product development risks; technological innovations; competition from other dental laboratories, including increased competition from dental laboratories located in foreign countries with lower labor and benefits costs, such as China; compliance with evolving federal securities, accounting, and marketplace rules and regulations applicable to publicly-traded companies on the Nasdaq National Market; and other risks indicated from time to time in National Dentex's filings with the Securities and Exchange Commission.


                      National Dentex Corporation
                           Earnings Results
                              (Unaudited)
                 (In Thousands, except per share data)

                               Quarter Ended       Nine Months Ended
                               September 30,         September 30,
                            --------------------  --------------------
                               2004      2005         2004      2005
                            --------------------  --------------------

Net Sales                     $27,395   $33,343     $84,154  $101,504
Cost of Goods Sold             16,734    19,800      49,894    58,055
                            --------------------  --------------------
   Gross Profit                10,661    13,543      34,260    43,449

Operating Expenses              8,979    11,037      26,381    33,129
                            --------------------  --------------------
   Operating Income             1,682     2,506       7,879    10,320

Other Expense                     112        73         287       362
Interest (Income) Expense          11       191          28       540
                            --------------------  --------------------
   Income Before Tax            1,559     2,242       7,564     9,418

Income Taxes                      624       863       3,026     3,673
                            --------------------  --------------------
   Net Income                    $935    $1,379      $4,538    $5,745
                            ====================  ====================


Weighted Average
   Shares Outstanding:
      - Basic                   5,194     5,334       5,175     5,310
      - Diluted                 5,492     5,578       5,447     5,564

Net Income per Share:
      - Basic                   $0.18     $0.26       $0.88     $1.08
      - Diluted                 $0.17     $0.25       $0.83     $1.03


                      National Dentex Corporation
                      Selected Balance Sheet Data
                              (Unaudited)
                            (In thousands)
                                           December 31,  September 30,
                                                2004          2005
                                           ---------------------------

Cash and Equivalents                         $   2,216    $    3,065
Accounts Receivable - net                       12,992        14,573

Current Assets                                  23,527        27,937
Current Liabilities                              9,777        15,973
                                              ---------    ----------
     Working Capital                            13,750        11,964

Total Assets                                    81,831       117,464

Long Term Obligations                            5,171        27,091
Stockholders' Equity                         $  66,883    $   74,400


    CONTACT: National Dentex Corporation
             Richard F. Becker, 508-358-4422
             Executive Vice President, Treasurer & CFO